Exhibit 99.1

FOR IMMEDIATE RELEASE

Exzeo Group, Inc. Announces Pricing of Initial Public Offering

Tampa, Fla. – November 4, 2025 – Exzeo Group, Inc. (NYSE:XZO) today announced the pricing of its initial public offering (“IPO”) of 8,000,000 shares of its common stock at a public offering price of $21.00. All shares being offered are being sold by Exzeo. In addition, Exzeo has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 common shares at the IPO price, less underwriting discounts and commissions. The shares are expected to begin trading on the New York Stock Exchange on November 5, 2025, under the symbol “XZO.” The offering is expected to close on November 6, 2025, subject to customary closing conditions.

Truist Securities is acting as lead left bookrunner for the offering. Citizens Capital Markets and William Blair are acting as joint active book-running managers and Fifth Third Securities is acting as a co-manager.

The proposed offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from: Truist Securities, Inc., 740 Battery Ave SE, 3rd Floor, Atlanta, GA 30339, Attention: Prospectus Department, or by email at truistsecurities.prospectus@truist.com; Citizens Capital Markets, 28 State Street, Boston, MA 02109; and William Blair & Company, LLC, 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, or by email at prospectus@willaimblair.com.

A registration statement on Form S-1 relating to these securities has been filed with the SEC and became automatically effective November 4, 2025 pursuant to Section 8(a) of the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

About Exzeo Group, Inc.

Exzeo Group is a leading innovator in technology solutions purpose-built for property and casualty (P&C) insurance carriers, with a strong focus on the expansive homeowners insurance market. Through its completely internally developed “Insurance-as-a-Service” platform, Exzeo delivers a comprehensive suite of digital tools and services that streamline every aspect of carrier and agent operations—from quoting and underwriting to policy administration, claims handling, data analytics, and financial reporting. By integrating advanced technology with deep industry expertise, Exzeo empowers P&C insurers to enhance underwriting precision, drive operational efficiency, and achieve superior performance across the insurance value chain.

Company Contact:

Bill Broomall, CFA

Investor Relations

wbroomall@exzeo.com

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

Tel 949-574-3860

XZO@gateway-grp.com